January 7, 2002


Bud Johnson
F.A.O. Schwarz
767 Fifth Avenue
New York, New York 10153

Dear Mr. Johnson:

         I am pleased that you have accepted our offer of employment. This letter is to formally confirm that The Right Start, Inc. and ZB Company, Inc. (your legal employer) (collectively, the "Employer") agree that if you are terminated from such employment by Employer other than as a result of your Death or Disability or for Cause, that you will receive severance benefits equal to your annual salary as calculated prior to any bonuses. Such severance amounts will be paid in equal amounts over the course of one year with each portion being paid on regular pay dates. This agreement is for your benefit only and you should be aware that not all persons in your position now or in the future will receive this assurance. For purposes of this letter "Death or Disability" means your death or permanent disability in which you become physically or mentally incapable of performing your duties on a full-time, on-site basis for over 120 consecutive days. "Cause" means your dishonesty or misappropriation of funds from the Employer or its affiliates; willful misconduct that brings disrepute on the Employer or its affiliates; breach of fiduciary duties with respect to your employment, the Employer or its affiliates; your intentional and continued failure to perform your duties after notice; or your willful violation of any law, rule or regulation that brings disrepute on the Employer or its affiliates. A requirement that you take on additional or different duties, relocate or travel shall not be considered termination of your employment.

         We are excited that you have elected to join us in what we believe will be a great future for our business.



                                            Very truly yours,


                                            /s/ Jerry Welch
                                            Jerry Welch